SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                                 -------------

                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (Amendment No.____________)1


                             Visual Data Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                                     Common
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   928428200
             -----------------------------------------------------
                                 (CUSIP Number)

                                December 2, 1998
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-(c)
[ ] Rule 13d-1(d)

----------

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 928428200                   13G                    Page 2 of 5 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Frederick A. Deluca
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       US
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            267,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       267,000
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 928428200                   13G                   Page 3 of 5 Pages
--------------------------------------------------------------------------------
Item 1.(a).  Name of Issuer:

             Visual Data Corporation
             --------------------------------------------------------------
Item 1.(b).  Address of Issuer's Principal Executive Offices:

             1291 SW 29 Ave. Suite 3A, Pompano Beach, Florida 33069
             --------------------------------------------------------------
Item 2.(a).  Name of Person Filing:

             Frederick A. Deluca
             --------------------------------------------------------------
Item 2.(b).  Address of Principal Business Office, or if None, Residence:

             512 NE 23rd Ave. Ft. Lauderdale, FL 33301
             --------------------------------------------------------------
Item 2.(c).  Citizenship:

             US
             --------------------------------------------------------------
Item 2.(d).  Title of Class of Securities:

             Common
             --------------------------------------------------------------
Item 2.(e).  CUSIP Number:

             928428200
             --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Exchange Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Exchange Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   An investment adviser in accordance with Rule 13(d)-1
                        (b)(1)(ii)(E);

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13(d)-1(b)(1)(ii)(F);

            (g)   [ ]   A parent holding company or control person in accordance
                        with Rule 13(d)-1(b)(1)(ii)(G);

            (h)   [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [ ]   Group, in accordance with Rule 13(d)-1(b)(1)(ii)(J);

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

CUSIP No. 928428200                   13G                   Page 4 of 5 Pages
--------------------------------------------------------------------------------

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:        267,000
                                          -------------------------------------,

            (b) Percent of class:         7.2%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote      267,000
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote     N/A
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                                              N/A
                        -------------------------------------------------------,

                  (iv) Shared power to dispose or to direct the disposition of
                                              N/A
                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire:
                                                         ----------------------.

Item 5.     Ownership of Five Percent or Less of a Class.


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.     Identification and Classification of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      December 11, 1998
                                             ----------------------------------
                                                           Date:

                                             /s/ Thomas W. Hislop
                                             ----------------------------------
                                                         (Signature)*

                                             Thomas W. Hislop , Duly Authorized
                                             ----------------------------------
                                                         (Name/Title)

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than as executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commissions may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

         * Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



                               Page 5 of 5 Pages